Exhibit 99
PRESS RELEASE
GE Reports 1Q’14 Operating EPS $0.33
Industrial Organic Revenues +8%
1Q Operating Margins Up 50 Basis Points
Backlog of $245B
Reaffirms 2014 Framework

1Q Highlights
•	1Q operating EPS $0.33, down 15%; +9% excluding 2013 NBCU impact and restructuring and other charges
✓	Industrial segment profit +12%
•	Industrial segment organic revenues +8%
✓	Growth market revenues +7%
•	1Q margins +50 bps vs. 1Q’13
✓	$254 million reduction in Industrial structural costs in 1Q
•	Cash generation of $1.7 billion, including $500 million dividend from GECC
•	GE Capital earnings flat, with ENI (excluding cash and equivalents) at $374 billion, down 7%
✓	GECC Tier 1 common ratio (Basel 1) at 11.4%, +32 bps

FAIRFIELD, Conn. – April 17, 2014 – GE [NYSE: GE] announced today first-quarter 2014 operating earnings of $3.3 billion, with operating earnings per share of $0.33, down 15% from the first quarter of 2013.  Excluding the 2013 NBCUniversal impact and restructuring and other charges, operating EPS was up 9% from the year-ago period.  GAAP earnings from continuing operations were $3.0 billion, with earnings per share of $0.29, down 17%.  Revenues were $34.2 billion for the quarter, down 2% from the year-ago period.

“We had strong results in the first quarter in most of our markets, including Power & Water, Aviation, Oil & Gas, and GE Capital,” said GE Chairman and CEO Jeff Immelt.  “The environment was generally positive, and we executed on our operational priorities with strong organic growth, margin enhancement, and solid cash generation.”

Industrial segment profits rose 12% to $3.3 billion.  Industrial segment margins improved 50 basis points over the prior-year period.  Industrial segment revenues grew 8%, with organic growth of 8%.  Growth market revenues were up 7% for the quarter, with double-digit growth in five of nine growth regions.  Services revenues grew 3%, with double-digit growth in Aviation and Oil & Gas.  Equipment revenues grew 12%, on strong new product introductions and solid share positions.  The breadth of the GE portfolio was reflected in the quarter as the Company offset market volatility in Appliances, Healthcare, and Mining.

Infrastructure orders for the quarter were $23.7 billion, flat with the year-ago period.  GE’s backlog of equipment and services at the end of the quarter was $245 billion, with increases in every segment over the year-ago period.  During the quarter, Transnet placed an order for 233 advanced Evolution Series locomotives, valued at approximately $0.7 billion, and Air France-KLM announced the selection of GEnx engines, valued at $1.7 billion at list price, for 37 Boeing 787 Dreamliners.  GE also unveiled the world’s largest and most efficient gas turbines, the 9HA and 7HA, with combined cycle efficiencies better than 61%.

GE Capital earnings were flat, with ENI (excluding cash and equivalents) at $374 billion at quarter-end, down $7 billion from last quarter.  General Electric Capital Corporation’s (GECC) estimated Tier 1 common ratio (Basel 1) rose 32 basis points to 11.4%, and net interest margin was strong at 4.9%.  During the quarter, GECC paid $500 million in dividends to the parent.  Also during the quarter, GE filed a registration statement with the SEC for the IPO of its North American Retail Finance business, the first step in a planned, staged exit from that business.

The Company made good progress in accelerating efforts to achieve its simplification goals.  GE is on track to achieve its goal of $1 billion or more in structural cost-out for the year.  Industrial structural costs in the first quarter were down $254 million versus the prior-year period, driven by simplification initiatives and benefits from restructuring investments.

Cash from operating activities (CFOA) was $1.7 billion.  GE ended the quarter with $87 billion of consolidated cash and cash equivalents.  The Company returned $3.4 billion to shareowners in the first quarter, including $2.2 billion of dividends and $1.2 billion of stock buyback.  GE also announced $2 billion of acquisitions during the quarter in Oil & Gas and Healthcare.

Immelt concluded, “We’re off to a good start to the year, and our 2014 framework remains unchanged.  The environment is consistent with our expectations, with a positive bias.  The GE team is executing with strong organic growth, consistent margin enhancement, cash growth with disciplined allocation, and a stronger GE Capital.  We are on track for our Retail Finance IPO and remain committed to a GE that has 70% of our earnings from the Industrial businesses.  GE is in good shape.”

First-quarter Highlights:

First-quarter operating earnings were $3.3 billion, down 18% from first-quarter 2013, and operating EPS was $0.33, down 15%.  GAAP earnings from continuing operations (attributable to GE) were $3.0 billion, down 18%, or $0.29 per share, down 17% from the first quarter of 2013.

Including the effects of discontinued operations, first-quarter net earnings attributable to GE were $3.0 billion ($0.30 per share) in the first quarter of 2014 compared with $3.5 billion ($0.34 per share) in the first quarter of 2013.

First-quarter revenues decreased 2% to $34.2 billion.  Industrial sales of $24 billion increased 8% compared to the first quarter of 2013.  GECC revenues of $10.5 billion decreased 8% from last year.

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Cash generated from GE operating activities in the first quarter of 2014 totaled $1.7 billion.  Cash generated from Industrial operating activities totaled $1.2 billion.

The accompanying tables include information integral to assessing the Company’s financial position, operating performance and cash flow.

GE will discuss preliminary first-quarter results on a webcast at 8:30 a.m. ET today, available at www.ge.com/investor.  Related charts are now posted on our website for your review prior to the call.

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About GE
GE (NYSE: GE) works on things that matter.  The best people and the best technologies taking on the toughest challenges.  Finding solutions in energy, health and home, transportation and finance.  Building, powering, moving and curing the world.  Not just imagining.  Doing.  GE works.  For more information, visit the company's website at www.ge.com.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s Facebook page and Twitter accounts, including @GE_Reports, contain a significant amount of information about GE, including financial and other information for investors.  GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Caution Concerning Forward-Looking Statements:
This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: current economic and financial conditions, including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; potential market disruptions or other impacts arising in the United States or Europe from developments in sovereign debt situations; the impact of conditions in the financial and credit markets on the availability and cost of General Electric Capital Corporation’s (GECC) funding and on our ability to reduce GECC’s asset levels as planned; the impact of conditions in the housing market and unemployment rates on the level of commercial and consumer credit defaults; pending and future mortgage securitization claims and litigation in connection with WMC, which may affect our estimates of liability, including possible loss estimates; our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so; the adequacy of our cash flows and earnings and other conditions which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; GECC’s ability to pay dividends to GE at the planned level; our ability to convert pre-order commitments/wins into orders; the price we realize on orders since commitments/wins are stated at list prices; the level of demand and financial performance of the major industries we serve, including, without limitation, air and rail transportation, energy generation, real estate and healthcare; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of financial services regulation; our capital allocation plans, as such plans may change including with respect to the timing and size of share repurchases, acquisitions, joint ventures, dispositions and other strategic actions; our success in completing announced transactions and integrating acquired businesses; our ability to complete the staged exit from our North American Retail Finance business as planned; the impact of potential information technology or data security breaches; and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Investor Contact:
Matt Cribbins, 203.373.2424
matthewg.cribbins@ge.com

Media Contact:
Seth Martin, 203.572.3567
seth.martin@ge.com

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GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings
(unaudited)
							Financial
	Consolidated			GE(a)			Services (GECC)
Three Months Ended March 31	2014	2013	V%	2014	2013	V%	2014	2013	V%
Revenues and other income
Sales of goods and services	$23,850	$22,187	7%	$24,011	$22,303	8%	$27	$26	4%
Other income	196	1,615		161	1,620		–	–
GECC earnings from continuing operations	–	–		1,933	1,938		–	–
GECC revenues from services	10,132	11,141		–	–		10,488	11,442
Total revenues and other income	34,178	34,943	(2)%	26,105	25,861	1%	10,515	11,468	(8)%

Costs and expenses
Cost of sales, operating and administrative
expenses	26,718	26,081		22,493	21,493		4,599	4,907
Interest and other financial charges	2,414	2,603		365	324		2,161	2,382
Investment contracts, insurance losses and
insurance annuity benefits	620	663		–	–		643	689
Provision for losses on financing receivables	970	1,457		–	–		970	1,457
Total costs and expenses	30,722	30,804	-%	22,858	21,817	5%	8,373	9,435	(11)%

Earnings from continuing operations
before income taxes	3,456	4,139	(17)%	3,247	4,044	(20)%	2,142	2,033	5%
Benefit (provision) for income taxes	(516)	(508)		(318)	(424)		(198)	(84)
Earnings from continuing operations	2,940	3,631	(19)%	2,929	3,620	(19)%	1,944	1,949	-%
Earnings (loss) from discontinued
operations, net of taxes	12	(120)		12	(120)		12	(120)
Net earnings	2,952	3,511	(16)%	2,941	3,500	(16)%	1,956	1,829	7%
Less net earnings (loss) attributable to
noncontrolling interests	(47)	(16)		(58)	(27)		11	11
Net earnings attributable
to the Company	$2,999	$3,527	(15)%	$2,999	$3,527	(15)%	$1,945	$1,818	7%

Amounts attributable to the Company:
Earnings from continuing operations	$2,987	$3,647	(18)%	$2,987	$3,647	(18)%	$1,933	$1,938	-%
Earnings (loss) from discontinued
operations, net of taxes	12	(120)		12	(120)		12	(120)
Net earnings attributable
to the Company	$2,999	$3,527	(15)%	$2,999	$3,527	(15)%	$1,945	$1,818	7%

Per-share amounts - earnings from
continuing operations
Diluted earnings per share	$0.29	$0.35	(17)%
Basic earnings per share	$0.30	$0.35	(14)%

Per-share amounts - net earnings
Diluted earnings per share	$0.30	$0.34	(12)%
Basic earnings per share	$0.30	$0.34	(12)%

Total average equivalent shares
Diluted shares	10,123	10,433	(3)%
Basic shares	10,045	10,374	(3)%

Dividends declared per common share	$0.22	$0.19	16%

Amounts attributable to the Company:
Earnings from continuing operations	$2,987	$3,647	(18)%
Adjustment (net of tax): Non-operating
pension costs/(income)	342	423
Operating earnings (non-GAAP measure)	$3,329	$4,070	(18)%

Operating earnings – diluted earnings
per share	$0.33	$0.39	(15)%

(a)	Refers to the Industrial businesses of the Company including GECC on an equity basis.

Dollar amounts and share amounts in millions; per-share amounts in dollars. Supplemental data are shown for “GE” and “GECC.” Transactions between GE and GECC have been eliminated from the “Consolidated” columns. See Note 1 to the 2013 consolidated financial statements at www.ge.com/ar2013 for further information about consolidation matters.

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GENERAL ELECTRIC COMPANY
Summary of Operating Segments
(unaudited)

	Three months ended March 31
(Dollars in millions)	2014	2013	V%

Revenues(a)
Power & Water	$5,509	$4,825	14%
Oil & Gas	4,308	3,399	27%
Energy Management	1,672	1,748	(4)%
Aviation	5,778	5,074	14%
Healthcare	4,198	4,289	(2)%
Transportation	1,227	1,422	(14)%
Appliances & Lighting	1,857	1,917	(3)%
Total industrial segment revenues	24,549	22,674	8%
GE Capital	10,515	11,468	(8)%
Total segment revenues	35,064	34,142	3%
Corporate items and eliminations(a)	(886)	801	U
Consolidated revenues and other income from
continuing operations	$34,178	$34,943	(2)%

Segment profit(a)
Power & Water	$888	$719	24%
Oil & Gas	446	325	37%
Energy Management	5	15	(67)%
Aviation	1,115	936	19%
Healthcare	570	595	(4)%
Transportation	202	267	(24)%
Appliances & Lighting	53	79	(33)%
Total industrial segment profit	3,279	2,936	12%
GE Capital	1,933	1,938	-%
Total segment profit	5,212	4,874	7%

Corporate items and eliminations(a)	(1,542)	(479)	U
GE interest and other financial charges	(365)	(324)	(13)%
GE provision for income taxes	(318)	(424)	25%

Earnings from continuing operations
attributable to the Company	2,987	3,647	(18)%

Earnings (loss) from discontinued operations,
net of taxes, attributable to the Company	12	(120)	F

Consolidated net earnings attributable
to the Company	$2,999	$3,527	(15)%

(a)
Segment revenues includes both revenues and other income related to the segment. Segment profit excludes results reported as discontinued operations, earnings attributable to noncontrolling interests of consolidated subsidiaries, GECC preferred stock dividends declared and accounting changes. Segment profit excludes or includes interest and other financial charges and income taxes according to how a particular segment’s management is measured – excluded in determining segment profit, which we sometimes refer to as “operating profit,” for Power & Water, Oil & Gas, Energy Management, Aviation, Healthcare, Transportation and Appliances & Lighting; included in determining segment profit, which we sometimes refer to as “net earnings,” for GE Capital. Certain corporate costs, such as shared services, employee benefits and information technology are allocated to our segments based on usage. A portion of the remaining corporate costs are allocated based on each segment’s relative net cost of operations.

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GENERAL ELECTRIC COMPANY
Summary of Operating Segments (unaudited)
Additional Information

	Three months ended March 31
(Dollars in millions)	2014	2013	V%

GE Capital

Revenues	$10,515	$11,468	(8)%

Segment profit	$1,933	$1,938	-%

Revenues
Commercial Lending and Leasing (CLL)	$3,582	$3,507	2%
Consumer	3,602	3,825	(6)%
Real Estate	631	1,657	(62)%
Energy Financial Services	469	343	37%
GE Capital Aviation Services (GECAS)	1,345	1,379	(2)%

Segment profit
CLL	$564	$398	42%
Consumer	786	534	47%
Real Estate	239	690	(65)%
Energy Financial Services	153	83	84%
GECAS	352	348	1%

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GENERAL ELECTRIC COMPANY
Condensed Statement of Financial Position (unaudited)

					Financial
	Consolidated		GE(a)		Services (GECC)
(Dollars in billions)	3/31/14	12/31/13	3/31/14	12/31/13	3/31/14	12/31/13

Assets
Cash & marketable securities	$132.7	$132.5	$12.0	$14.0	$120.7	$118.5
Receivables	21.0	21.4	11.1	11.0	–	–
Inventories	18.9	17.3	18.8	17.3	0.1	0.1
Financing receivables - net	237.0	241.9	–	–	247.2	253.0
Property, plant & equipment - net	67.7	68.8	17.6	17.6	50.5	51.6
Investment in GECC	–	–	79.6	77.7	–	–
Goodwill & intangible assets	93.9	92.0	66.3	64.6	27.6	27.3
Other assets	79.6	80.0	24.0	23.7	62.9	63.9
Assets of businesses held for sale	–	0.1	–	–	–	0.1
Assets of discontinued operations	1.5	2.3	–	–	1.4	2.3

Total assets	$652.3	$656.3	$229.4	$225.9	$510.4	$516.8

Liabilities and equity
Borrowings and bank deposits	$380.6	$383.0	$16.0	$13.4	$365.2	$371.1
Investment contracts, insurance liabilities
and insurance annuity benefits	27.0	26.5	–	–	27.6	27.0
Other liabilities	105.4	106.1	80.7	81.0	31.5	31.8
Liabilities of discontinued operations	1.3	3.9	0.1	0.1	1.1	3.8
GE shareowners' equity	131.8	130.6	131.8	130.6	84.6	82.7
Noncontrolling interests	6.2	6.2	0.8	0.8	0.4	0.4

Total liabilities and equity	$652.3	$656.3	$229.4	$225.9	$510.4	$516.8

(a)	Refers to the Industrial businesses of the Company including GECC on an equity basis.

Supplemental consolidating data are shown for "GE" and "GECC." Transactions between GE and GECC have been eliminated from the "Consolidated" columns. See Note 1 to the 2013 consolidated financial statements at www.ge.com/ar2013 for further information about consolidation matters.

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GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. We have referred to operating earnings, operating earnings per share (EPS), Adjusted operating EPS, Industrial segment organic revenue growth, GE Capital ending net investment (ENI) excluding cash and equivalents and cash generated from GE Industrial operating activities (Industrial CFOA). The reconciliations of these measures to the most comparable GAAP measures follow.

Operating Earnings, Operating Earnings Per Share and Adjusted Operating Earnings Per Share

	Three months ended March 31
(Dollars in millions; except earnings per share)		2014	2013	V%

Earnings from continuing operations attributable to GE		$2,987	$3,647	(18)%
Adjustment (net of tax): non-operating pension costs/(income)		342	423
Operating earnings		$3,329	$4,070	(18)%

Earnings per share – diluted(a)
Continuing earnings per share		$0.29	$0.35	(17)%
Adjustment (net of tax): non-operating pension costs/(income)		0.03	0.04
Operating earnings per share		$0.33	$0.39	(15)%

Less costs/(income):
NBCU gain/income	$		$(0.10)
GECC 30 Rock gain			(0.05)
Industrial restructuring and other charges		0.03	0.04
GECC restructuring and other charges			0.05
Adjusted operating earnings per share		$0.36	$0.33	9%

(a)	Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.

Operating earnings excludes non-service related pension costs of our principal pension plans comprising interest cost, expected return on plan assets and amortization of actuarial gains/losses. The service cost and prior service cost components of our principal pension plans are included in operating earnings. We believe that these components of pension cost better reflect the ongoing service-related costs of providing pension benefits to our employees. As such, we believe that our measure of operating earnings provides management and investors with a useful measure of the operational results of our business. Other components of GAAP pension cost are mainly driven by capital allocation decisions and market performance, and we manage these separately from the operational performance of our businesses. Neither GAAP nor operating pension costs are necessarily indicative of the current or future cash flow requirements related to our pension plan. We also believe that this measure, considered along with the corresponding GAAP measure, provides management and investors with additional information for comparison of our operating results to the operating results of other companies. In addition, we believe that investors may find it useful to compare our operating EPS excluding the effects of the disposition of NBCU, including the GECC gain on sale of real estate comprising certain floors located at 30 Rockefeller Center, and restructuring and other charges because it increases the comparability of period-to-period results.

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Industrial Segment Organic Revenue Growth
	Three months ended March 31
(Dollars in millions)	2014	2013	V%

Segment revenues:
Power & Water	$5,509	$4,825
Oil & Gas	4,308	3,399
Energy Management	1,672	1,748
Aviation	5,778	5,074
Healthcare	4,198	4,289
Transportation	1,227	1,422
Appliances & Lighting	1,857	1,917
Industrial segment revenues	24,549	22,674	8%
Less the effects of:
Acquisitions, business dispositions (other than dispositions of businesses acquired
for investment) and currency exchange rates	438	317
Industrial segment revenues excluding effects of acquisitions, business dispositions
(other than dispositions of businesses acquired for investment) and currency
exchange rates (Industrial segment organic revenues)	$24,111	$22,357	8%

Organic revenue growth measures revenue excluding the effects of acquisitions, business dispositions and currency exchange rates.  We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and currency exchange, which activities are subject to volatility and can obscure underlying trends.  We also believe that presenting organic revenue growth separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial businesses and companies.  Management recognizes that the term "organic revenue growth" may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, we believe that these measures are useful in assessing trends of the respective businesses or companies and may therefore be a useful tool in assessing period-to-period performance trends.

GE Capital Ending Net Investment (ENI), Excluding Cash and Equivalents

(In billions)	March 31, 2014	December 31, 2013	March 31, 2013

GECC total assets	$510.4	$516.8	$529.5
Less assets of discontinued operations	1.4	2.3	2.8
Less non-interest bearing liabilities	60.0	59.3	57.8
GE Capital ENI	449.0	455.2	468.9
Less cash and equivalents	75.3	74.9	67.7
GE Capital ENI, excluding cash and equivalents	$373.7	$380.3	$401.2

Variance to March 31, 2014		$(6.6)	$(27.5)
Percentage variance to March 31, 2014		(2)%	(7)%

We use ENI to measure the size of our GE Capital segment. We believe that this measure is a useful indicator of the capital (debt or equity) required to fund a business as it adjusts for non-interest-bearing current liabilities generated in the normal course of business that do not require a capital outlay. We also believe that by excluding cash and equivalents, we provide a meaningful measure of assets requiring capital to fund our GE Capital segment as a substantial amount of this cash and equivalents resulted from debt issuances to pre-fund future debt maturities and will not be used to fund additional assets. Providing this measure will help investors measure how we are performing against our previously communicated goal to reduce the size of our financial services segment.

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Industrial CFOA
	Three months ended March 31
(Dollars in millions)	2014	2013	V%

Cash from GE's operating activities (continuing operations) as reported	$1,750	$200	F
Less dividends from GECC	500	–
Cash from GE's operating activities (continuing operations) excluding dividends
from GECC (Industrial CFOA)	$1,250	$200	F

We define “Industrial CFOA” as GE’s cash from operating activities (continuing operations) less the amount of dividends received by GE from GECC. This includes the effects of intercompany transactions, including GE customer receivables sold to GECC; GECC services for trade receivables management and material procurement; buildings and equipment (including automobiles) leased by GE from GECC; information technology (IT) and other services sold to GECC by GE; aircraft engines manufactured by GE that are installed on aircraft purchased by GECC from third-party producers for lease to others; and various investments, loans and allocations of GE corporate overhead costs. We believe that investors may find it useful to compare GE’s operating cash flows without the effect of GECC dividends, since these dividends are not representative of the operating cash flows of our industrial businesses and can vary from period to period based upon the results of the financial services businesses. Management recognizes that these measures may not be comparable to cash flow results of companies which contain both industrial and financial services businesses, but believes that this comparison is aided by the provision of additional information about the amounts of dividends paid by our financial services business and the separate presentation in our financial statements of the GECC cash flows. We believe that our measure of Industrial CFOA provides management and investors with a useful measure to compare the capacity of our industrial operations to generate operating cash flow with the operating cash flow of other non-financial businesses and companies and as such provides useful measures to supplement the reported GAAP CFOA measure.

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